Exhibit 99.1
For immediate release
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2005
- 4Q Net Revenues increase 2% and FY05 Net Revenues increase 9% -
COCONUT GROVE, FLORIDA, March 9, 2006 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”)
(NASDAQ: SBSA) today reported financial results for the quarter and year ended December 31, 2005.
Quarter and Year End Results and Discussions
For the quarter ended December 31, 2005, Net Revenue from Continuing Operations totaled $46.9 million compared to $45.8 million for the same prior year period, resulting in growth of 2%. This growth was attributable to our new start-up radio station in San Francisco, KRZZ-FM, which generated a net revenue increase of $1.6 million. In addition, we had increases in our New York market, primarily from local revenue, and our Los Angeles market, mainly from local revenue and promotional events. These increases were offset by a decrease in our Miami and Puerto Rico markets.
Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, a non-GAAP measure, totaled $12.4 million compared to $15.7 million for the same prior year period, resulting in a decrease of 21%. The decrease was primarily attributed to increases in Station Operating Expenses related to our new television segment, offset by an increase in Net Revenue from Continuing Operations and a decrease in Corporate Expenses. Our new television segment had start-up station operating expenses prior to its launch totaling $2.3 million for the quarter ended December 31, 2005, primarily related to programming expenses. Excluding the new television segment’s expenses of $2.3 million, Adjusted Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, a non-GAAP measure, totaled $14.7 million compared to $15.7 million for the same prior year period, resulting in a decrease of 6%. Same Station Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, a non-GAAP measure, totaled $14.5 million compared to $15.9 million for the same prior year period, resulting in a decrease of 9%. Please refer to the Non-GAAP Financial Measures section for a reconciliation of GAAP to non-GAAP financial measures.
For the quarter ended December 31, 2005, Income from Continuing Operations before Income Taxes and Discontinued Operations totaled $4.0 million compared to $10.0 million for the same prior year period. The decrease resulted mainly from the Loss (Gain) on the Sale of Assets, net, and the increase in Station Operating Expenses, offset by a decrease in Interest Expense, net, due to our long-term debt refinancing. Please refer to the New Credit Facilities, Pay-down of Debt and Interest Rate Swap section for more details.
For the year ended December 31, 2005, Net Revenue from Continuing Operations totaled $169.8 million compared to $156.4 million for the same prior year period, resulting in growth of 9%. This growth was attributable to the double-digit growth in our New York market, primarily from local revenue. In addition, our new radio start-up station in San Francisco, KRZZ-FM, generated a net revenue increase of $4.8 million.
Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, a non-GAAP measure, was $52.3 million compared to $54.9 million for the same prior year period, resulting in a decrease of 5%. The decrease was primarily attributed to an increase in Station Operating Expenses related to our new television segment, partially offset by an increase in Net Revenue. Our new television segment had start-up station operating expenses prior to its launch totaling $3.2 million for the year ended December 31, 2005.

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Excluding the new television segment’s station operating expenses of $3.2 million, Adjusted Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, a non-GAAP measure, totaled $55.5 million compared to $54.9 million for the same prior year period, resulting in an increase of 1%. Same Station Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, a non-GAAP measure, was $56.1 million compared to $54.3 million for the same prior year period, resulting in growth of 3%. Please refer to the Non-GAAP Financial Measures section for a reconciliation of GAAP to non-GAAP financial measures.
For the year ended December 31, 2005, (Loss) Income from Continuing Operations before Income Taxes and Discontinued Operations was $(18.2) million compared to income of $16.1 million for the same prior year period. The decrease resulted mainly from the Loss on Early Extinguishment of Debt and a decrease in Operating Income from Continuing Operations, offset by an increase in Other Income, net, and a decrease in Interest Expense, net. Please refer to the New Credit Facilities, Pay-down of Debt and Interest Rate Swap section for more details on the Loss on Early Extinguishment of Debt.
Raúl Alarcón, Jr., Chairman and CEO, commented, “During 2005, we made notable progress in pursuing our strategic goals. We closed the year with our stations further garnering leading Hispanic audience shares in the major markets we serve and we successfully converted these market share gains into revenue increases well ahead of the radio industry. SBS commands the sector with the leading individual station revenue rankings in Los Angeles, New York and Miami, the nation’s three largest Hispanic markets. Further, our San Francisco station’s rating has surpassed our expectations and now ranks among the top-three stations overall in the market. We remain focused on strengthening our audience shares, while maximizing our exceptional, proprietary content through the development of new branded entertainment platforms.”
“In 2005, we expanded our presence in the syndication market and laid the groundwork for our entry into the Miami television market with the debut of Mega TV,” continued Alarcón. “Through Mega TV, we intend to leverage our proven talent, resources and long-standing relationships to create a dynamic programming alternative for Hispanics ages 18 to 49. Finally, our 2005 refinancing and the recent repayment of our second lien loan facility has strengthened our balance sheet and will reduce our cash interest payments by approximately $20.0 million. Our healthy financial position and liquidity, combined with our strong cash generation, puts us in a solid position to support our strategic objectives. I am very optimistic about the coming year, as I believe we will make considerable progress in positioning our assets for growth over the long-term, while continuing to outpace our general market peers, and further closing the Hispanic revenue gap.”
Non-GAAP Financial Measures
Included below are tables that reconcile the quarter and year ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Net Revenue to Same Station Net Revenue and reconciles Operating Income from Continuing Operations to Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, Adjusted Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, and Same Station Operating Income from Continuing Operations before Deprecation and Amortization and Loss (Gain) on the Sale of Assets, net.

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UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON-GAAP RESULTS

(Amounts in millions)	Quarter Ended December 31,		%
	2005	2004	Change

Net Revenue from Continuing Operations	$46.9	$45.8	2%
less: Non Same Station Net Revenue (1)	1.7	0.5

Same Station Net Revenue (1)	$45.2	$45.3	0%

Operating Income from Continuing Operations	$10.8	$20.3	-47%
add back : Depreciation & Amortization	0.9	0.8
add back : Loss (Gain) on the Sale of Assets, net	0.7	(5.4)

Operating Income from Continuing Operations before Depreciation & Amortization and Loss (Gain) on the Sale of Assets, net, (2)	$12.4	$15.7	-21%
add back : New TV Segment (3)	2.3	—

Adjusted Operating Income from Continuing Operations before D & A	$14.7	$15.7	-6%
and Loss (Gain) on the Sale of Assets, net, (3)
add back : Non Same Station Operating Results (1)	(0.2)	0.2

Same Station Operating Income from Continuing Operation before D & A and Loss (Gain) on the Sale of Assets, net(1)	$14.5	$15.9	-9%

UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON-GAAP RESULTS

(Amounts in millions)	Year Ended December 31,		%
	2005	2004	Change

Net Revenue from Continuing Operations	$169.8	$156.4	9%
less: Non Same Station Net Revenue (1)	6.8	4.6

Same Station Net Revenue (1)	$163.0	$151.8	7%

Operating Income from Continuing Operations	$48.2	$57.0	-15%
add back: Depreciation & Amortization	3.4	3.3
add back: Loss (Gain) on the Sale of Assets, net	0.7	(5.4)

Operating Income from Continuing Operations before Depreciation & Amortization and Loss (Gain) on the Sale of Assets, net, (2)	$52.3	$54.9	-5%
add back: New TV Segment (3)	3.2	—

Adjusted Operating Income from Continuing Operations before D & A	$55.5	$54.9	1%
and Loss (Gain) on the Sale of Assets, net, (3)
add back: Non Same Station Operating Results (1)	0.6	(0.6)

Same Station Operating Income from Continuing Operation before D & A and Loss (Gain) on the Sale of Assets, net (1)	$56.1	$54.3	3%

(1)	Same Station Results reflect radio stations operated during the same periods on a comparable monthly basis. The following radio stations were excluded from the quarters and years ended December 31, 2005 and 2004 results: Los Angeles- KZAB-FM (Time Brokerage Agreement), Chicago- WDEK-FM (Disposed), and San Francisco- KRZZ-FM (Acquired). In addition, they exclude depreciation and amortization, loss (gain) on the sale of assets, net, LaMusica.com Internet results and start-up expenses related to the new television segment for the quarter and year ended December 31, 2005.

(2)	Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, replaces Adjusted EBITDA as the metric used by management to assess the performance of our stations and the Company. Although it is calculated in the same manner as Adjusted EBITDA, management believes that using the term “Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net” provides a more accurate description of the performance measure.

(3)	For greater comparability of our operating performance, our fourth quarter guidance excluded anticipated start-up expenses related to the new television segment of $3.5 million. Adjusted Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, excludes start-up expenses related to the new television segment and provides a basis for comparability on our operating performance for the quarter and year ended December 31, 2005.

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Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, Adjusted Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, and Same Station Results are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. In addition, we believe Same Station Results provide a useful measure of performance because they present Operating Income, excluding the impact of any acquisitions or dispositions, completed during the relevant periods, allowing us to measure only the performance of stations we owned and operated during the entire relevant periods. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations and our consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income from Continuing Operations, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, Adjusted Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, and Same Station Results are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures used by other companies.
Completion of the Sale of our Los Angeles Stations
On January 31, 2006, we completed the previously announced sale of the assets of our radio stations KZAB-FM and KZBA-FM (operating as KDAY-FM and KDAI-FM, respectively, pursuant to a time brokerage agreement), to Styles Media Group, LLC (“Styles Media Group”), serving the Los Angeles, California market, pursuant to that certain Asset Purchase Agreement, dated as of August 17, 2004, by and among Styles Media Group, Spanish Broadcasting System Southwest, Inc. and us, as amended.
Styles Media Group paid a cash purchase price of $120.0 million, as adjusted to reflect the non-refundable deposits made to us on February 18, 2005, March 30, 2005, July 29, 2005 and December 22, 2005 in the amount of $6.0 million, $14.0 million, $15.0 million and $20.0 million, respectively, totaling $55.0 million. As a result of the sale of assets of our radio stations KZAB-FM and KZBA-FM, we will recognize a gain on the sale of assets, net of disposal costs, of approximately $57.0 million during the three months ended March 31, 2006.
We determined that because since we were not eliminating all significant revenues and expenses generated in this market, the asset sale did not meet the criteria to classify the stations’ operations as discontinued operations. However, we reclassified the stations’ assets as assets held for sale. On December 31, 2005, we had assets held for sale consisting of $63.9 million of intangible assets, net, and $1.2 million of property and equipment, net, for radio stations KZAB-FM and KZBA-FM.
KZAB-FM and KZBA-FM generated net revenues of $0.6 million and $0.3 million and generated station operating income of $0.5 million and $0.3 million for the quarters ended December 31, 2005 and 2004, respectively. KZAB-FM and KZBA-FM generated net revenues of $2.3 million and $3.9 million and generated station operating income of $1.7 million and $1.9 million for the years ended December 31, 2005 and 2004, respectively. For the quarter and year ended December 31, 2005, net revenue and station operating income were mainly generated by the funds received related to the stations’ time brokerage agreement.
New Credit Facilities, Pay-down of Debt and Interest Rate Swap
On June 10, 2005, we entered into new secured credit facilities with affiliates of Lehman Brothers, Merrill Lynch, and Wachovia Bank. The new credit facilities provided for an aggregate of $425.0 million in funded term loans (consisting of a $325.0 million first lien credit facility and a $100.0 million second lien credit facility), plus a $25.0 million revolving loan facility.

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On June 10, 2005, a portion of the proceeds from the new credit facilities ($123.7 million) was used to repay our $135.0 million senior secured credit facilities due 2009 and accrued interest. Due to this repayment, we incurred a loss on early extinguishment of debt, totaling approximately $3.2 million, related to write-offs of deferred financing costs. The remaining proceeds, together with cash on hand, totaling approximately $357.5 million, were placed in escrow with the trustee to redeem all of our $335.0 million aggregate principal amount of 9 5/8% senior subordinated notes due 2009, including the redemption premium and accrued interest through redemption. On July 12, 2005, the 9 5/8% senior subordinated notes due 2009 were redeemed and we incurred a loss on extinguishment of debt, totaling approximately $29.4 million related to call premiums and the write-off of discount and deferred financing costs.
On June 29, 2005, we entered into a five-year interest rate swap agreement to hedge against the potential impact of increases in interest rates on our first lien credit facility. The interest rate swap fixed our LIBOR interest rate for five years at 4.23%, plus the applicable margin (1.75% as of March 9, 2006). We are accounting for our interest rate swap agreement as a cash flow hedge.
On February 17, 2006, we terminated our second lien term loan agreement (the “Second Lien Credit Agreement”), dated as of June 10, 2005. We used approximately $101 million of the net cash proceeds from our sale of the assets of radio stations KZAB-FM and KZBA-FM. Accordingly, we have no further obligations remaining under the Second Lien Credit Agreement. As a result of the prepayment of the Second Lien Credit Agreement, we will recognize a loss on early extinguishment of debt related to the prepayment premium and the write-off of unamortized deferred financing costs of approximately $3.0 million during the three months ended March 31, 2006.
Completion of the Television Station Acquisition
On March 1, 2006, Mega Media Holdings, Inc. (“Mega Media Holdings”) and WDLP Licensing, Inc. (“Mega-Sub,” and together with Mega Media Holdings, “Mega Media”) completed its acquisition of certain assets, including licenses, permits and authorizations issued by the Federal Communications Commission used in or related to the operation of television stations WSBS-TV (Channel 22 formerly known as WDLP-TV) and its derivative digital television station WSBS-DT (Channel 3 formerly known as WDLP-DT) in Key West, Florida and WSBS-CA (Channel 50) in Miami, Florida, pursuant to that certain asset purchase agreement, dated as of July 12, 2005, and as previously amended on September 19, 2005, October 19, 2005 and January 6, 2006, with Mega Media, WDLP Broadcasting Company, LLC (“WDLP”), WDLP Licensed Subsidiary, LLC, Robin Broadcasting Company, LLC (“Robin Broadcasting”), and Robin Licensed Subsidiary, LLC.
At closing, Mega Media paid a cash amount of $17.0 million and delivered a thirty-four month non-interest bearing secured promissory note in the principal amount of $18.5 million to and made in favor of WDLP and Robin Broadcasting, which is guaranteed by us and secured by the assets acquired in the transaction. Mega Media paid an aggregate purchase price equal to $37.6 million, including the initial purchase price of $37.0 million, plus an extension payment of $0.3 million and a payment of $0.3 million as additional consideration for the extension of the closing date. We expect to continue to incur start-up expenses related to Mega Media. Due to the commencement of our television operation, we began reporting two operating segments (radio and television) in the fourth quarter of 2005. WSBS-TV and WSBS-CA are operating as one television operation, branded as “Mega TV”, serving the South Florida market. Mega TV debuted on the air on March 1, 2006.
First Quarter 2006 Outlook
To provide greater comparability of our operating performance, our first quarter guidance will exclude any non-cash stock option expense (SFAS No. 123R). For the first quarter ending March 31, 2006, we expect our radio segment Net Revenue growth to be in the mid single digit range and Radio Operating Income from Continuing Operations before Depreciation and Amortization and Loss (Gain) on the Sale of Assets, net, growth to be in the low double digit range over the comparable prior year period. Also, we expect our television segment to generate start-up operating losses of approximately $5.0 million.
Our first quarter capital expenditures are projected to be in the range of $2.0 to $3.0 million, which include capital expenditures for the new television project.

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Fourth Quarter 2005 Conference Call
We will host a conference call to discuss our fourth quarter and full-year 2005 financial results on Thursday, March 9th at 2:00 p.m. Eastern Time. To access the teleconference, please dial 973-582-2822 ten minutes prior to the start time. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through March 16, 2006, which can be accessed by dialing 877-519-4471 (U.S) or 973-341-3080 (Int’l), passcode: 7075838.
There will also be a live webcast of the teleconference, located on the investor portion of our Web site, at www.spanishbroadcasting.com/webcasts.shtml. A seven day archived replay of the webcast will also be available at that link.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and operates 20 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico. The Company also owns and operates Mega TV, a television operation, serving the South Florida market, and produces live concerts and events throughout the U.S. and Puerto Rico. In addition, the Company operates LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Executive Vice President, Chief Financial Officer and Secretary	Brainerd Communicators, Inc.
(305) 441-6901	(212) 986-6667

Spanish Broadcasting System, Inc.	Page 7
Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the quarter and year ended December 31, 2005 and 2004.

	Quarter Ended December 31,		Year Ended December 31,
Amounts in thousands (except per share data)	2005	2004	2005	2004

	(Unaudited)		(Unaudited)
Net revenue from continuing operations	$46,871	$45,792	$169,832	$156,443
Station operating expenses from continuing operations	30,694	25,901	103,162	88,202
Corporate expenses	3,771	4,176	14,359	13,346
Depreciation and amortization	926	865	3,447	3,308
Loss (gain) on the sale of assets, net of disposal costs	645	(5,461)	645	(5,461)

Operating income from continuing operations	10,835	20,311	48,219	57,048
Interest expense, net	(6,782)	(10,234)	(35,619)	(41,109)
Loss on early extinguishment of debt	—	—	(32,597)	—
Other (expense) income, net	(23)	(105)	1,769	164

Income (loss) from continuing operations before income taxes and discontinued operations	$4,030	$9,972	$(18,228)	$16,103
Income tax expense	6,416	6,534	17,034	16,495

(Loss) income from continuing operations before discontinued operations	(2,386)	3,438	(35,262)	(392)
(Loss) income from discontinued operations, net of tax	(8)	(117)	(8)	28,410

Net (loss) income	$(2,394)	$3,321	$(35,270)	$28,018
Dividends on Series B preferred stock	(2,418)	(2,223)	(9,449)	(8,548)
Preferred stock beneficial conversion, value treated as a dividend	—	(11,457)	—	(11,457)

Net (loss) income applicable to common stockholders	$(4,812)	$(10,359)	$(44,719)	$8,013

Basic and diluted (loss) income per common share:
Net loss per common share before discontinued operations:
Basic and Diluted	$(0.07)	$(0.16)	$(0.62)	$(0.31)

Net income per common share for discontinued operations:
Basic and Diluted	$—	$—	$—	$0.44

Net income (loss) per common share:

Basic and Diluted	$(0.07)	$(0.16)	$(0.62)	$0.13

Weighted average common shares outstanding:
Basic	72,381	65,431	72,381	64,900

Diluted	72,381	65,895	72,381	65,288

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Selected Unaudited Balance Sheet Information and Other Data:

	As of December 31,
Amounts in thousands	2005

Cash and cash equivalents	$125,156	(a)

Total assets	$1,013,217

Senior credit facilities term loan due 2012	$322,563
Senior credit facilities term loan due 2013	100,000	(a)
Other debt	567

Total debt	$423,130

Series B preferred stock	$89,932

Total stockholders’ equity	$274,827

Total capitalization	$787,889

(a)	On January 31, 2006, we received the final payment totaling $65.0 million from the sale of KZAB-FM and KZBA-FM assets. On February 17, 2006, $101.0 million of cash proceeds received from the radio stations asset sale were used to repaid-in-full the senior credit facilities term loan due 2013.

	Year Ended December 31,
Amounts in thousands	2005	2004

Capital expenditures from continuing operations	$4,484	$2,998

Cash paid for income taxes, net	$1,189	$337

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Segment Data
Due to the commencement of our television operation, we began reporting two operating segments (radio and television) in the fourth quarter of 2005. The following summary table presents separate financial data for each of our operating segments. We began evaluating the performance of our operating segments based on separate financial data for each operating segment as provided below (in thousands).

	(Unaudited)			(Unaudited)
(In thousands)	Quarter Ended December 31,		%	Year Ended December 31,		%
	2005	2004	Change	2005	2004	Change

Net Revenue:
Radio	$46,871	$45,792	2%	$169,832	$156,443	9%
Television	—	—	0%	—	—	0%

Consolidated	$46,871	$45,792	2%	$169,832	$156,443	9%

Operating Income before Corporate Expenses, Depreciation and Amortization and Loss (Gain) on Sale of Assets, net:
Radio	$18,462	$19,891	-7%	$69,859	$68,241	2%
Television	(2,285)	—	100%	(3,189)	—	100%

Consolidated	$16,177	$19,891	-19%	$66,670	$68,241	-2%

Depreciation and Amortization:
Radio	$846	$865	-2%	$3,366	$3,308	2%
Television	80	—	100%	81	—	100%

Consolidated	$926	$865	7%	$3,447	$3,308	4%

Capital Expenditures:
Radio	$547	$550	-1%	$2,563	$2,677	-4%
Television	1,277	—	100%	1,326	—	100%
Corporate	70	130	-46%	595	321	85%

Consolidated	$1,894	$680	179%	$4,484	$2,998	50%

	As of December 31,
Total Assets:	2005	2004
Radio	$1,010,020	$1,009,723
Television	3,197	—

Consolidated	$1,013,217	$1,009,723